EXHIBIT 4.1
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                                BOSTON SCIENTIFIC
                      DEFERRED COMPENSATION OPTION PROGRAM
                           (effective October 1, 2002)













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          BOSTON SCIENTIFIC DEFERRED COMPENSATION OPTION PROGRAM
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1.        PURPOSE OF THE PLAN. This plan shall be known as the Boston Scientific
          Deferred Compensation Option Program (the "Plan"). The purpose of the Plan is to attract and retain the highest quality employees for positions of substantial responsibility and to provide additional incentives to a select group of management or highly compensated employees of Boston Scientific Corporation ("BSC" or "Company") so as to promote the success of the Company.

2.        DEFINITIONS. As used herein, the following definitions shall apply:

          (a) "Administrator" shall mean the Board, or the person or persons appointed by Board to serve under paragraph 15, below.

          (b) "Award Date" shall mean the effective date of the Participant's Option Agreement.

          (c) "Board" shall mean the Board of Directors of Boston Scientific Corporation.

          (d) "Cause" shall mean a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant's misconduct or dishonesty which is harmful to the business or reputation of the Company.

          (e)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (f)  "Company" shall mean Boston Scientific Corporation.

          (g) "Disability" shall mean permanent and total disability as determined under the Company's long-term disability program for employees then in effect.

          (h)  "Employee" shall mean a key employee of the Company.

          (i) "Immediate Family" shall mean an individual or entity included as a "family member" within the meaning of the Security and Exchange Commission's Form S-8, Registration Statement Under The Securities Act of 1933.

          (j) "Option" shall mean an option granted pursuant to this Plan to purchase one or more Shares.

          (k) "Option Agreement" means the written agreement evidencing the award of an Option under the Plan.

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          (l)  "Option Price" shall mean the price to be paid by the Participant to exercise the Option and shall be expressed in dollars per Share.

          (m) "Participant" shall mean any Employee who receives an Option under the Plan, as evidenced by an Option Agreement entered into between such Employee and the Company.

          (n) "Plan" shall mean the Boston Scientific Deferred Compensation Option Program, as amended from time to time.

          (o) "Retirement" shall mean that unless the Administrator expressly provides otherwise, cessation of employment or other service relationship with the Company and its Affiliates if, as of the date of such cessation, (i) the Participant has attained age 50 and has accrued at least five years of service with the Company and its Affiliates, and (ii) the sum of the Participant's age and years of service as of such date equals or exceeds 62.

          (p) "Shares" shall mean certain shares of mutual funds and/or shares of common or preferred stock as designated by a Participant from a list of investments designated or subsequently redesignated by the Administrator, and referenced in Exhibit A. Shares may include stock or other equity interest or bonds in the Company or any company related to the Company if so permitted by the Board. IN NO EVENT, HOWEVER, MAY SHARES INCLUDE UNITS OF ANY MONEY MARKET FUNDS OR OTHER CASH EQUIVALENTS. Shares subject to purchase pursuant to any Option shall also include any reinvested distributions on such shares subsequent to the Award Date.

3. TERM OF PLAN. The Plan shall become effective on the date it is adopted by the Board and shall continue in effect as amended from time to time until terminated pursuant to paragraph 17.

4. ELIGIBILITY. All Employees of the Company who are in the group of employees determined by the Administrator to be part of the select group of management or highly compensated employees are eligible to receive Options under the Plan. Employees of subsidiaries are eligible to participate in the Plan.

5. GRANT OF OPTIONS. The Administrator shall from time to time select eligible Employees for participation in the Plan. The Administrator shall grant Options under the Plan to a Participant based on (i) the portion of the Participant's salary and/or bonus that the Participant elects to defer, to the extent permitted by the Administrator, and
          (ii) the Participant's selection of

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          investments. The grant of Options shall be evidenced by written Option
          Agreements containing such terms and provisions as are approved by the Board and specifying the number and types of Shares subject to Options. The Administrator of the Plan shall execute the Option Agreements on behalf of the Company upon instructions from the Board.

6. TIME OF GRANT OF OPTIONS. The date of grant of an Option under the Plan shall, for all purposes, be the date on which the Board awards the Option, as evidenced by the execution of an Option Agreement.

7. OPTION PRICE. The Option Price for each Share shall be expressed in each Option Agreement, provided, however, the Option Price shall be no lower than 25 percent of the fair market value of a Share on the date of grant of the Option. Fair market value on any day of reference shall be the closing price of the Share on such date, unless the Board, in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the closing price of a Share that is a share of common or preferred stock shall be on any business day (i) if the Share is listed or admitted for trading on any United States national securities exchange or the Nasdaq National or SmallCap Markets, the last reported sale price of the Share on such exchange or system, as reported in any newspaper of general circulation, (ii) if the Share is not listed or admitted for trading on any United States national securities exchange or Nasdaq market, the average of the high and low sale prices of the Share for such day reported on a consolidated transaction reporting system, or if no sales are reported for such day, such average for the most recent business day within five business days before such day on which sales are reported, or
          (iii) if neither clause (i) or (ii) is applicable, the average between the lowest bid and highest asked quotations for the Share on such day as reported by the National Quotation Bureau, Incorporated, if at least two securities dealers have inserted both bid and asked quotations for the Share on at least 5 of the 10 preceding business days. The closing price of a Share that is a share of an open-end mutual fund shall be, on any business day, the net asset value reported for such fund for such day in any newspaper of general circulation. The closing price of any other Share shall be determined in good faith by the Administrator.

8. EXERCISE. Except as otherwise provided in an Option Agreement, all Options granted under the Plan will be vested at grant and therefore may be exercisable immediately, unless stated otherwise by the Board. A Participant may exercise Options in full or in part, in whole percentages, from the date of the grant as set forth in the Option Agreement. Participants may exercise Options, in whole or in part, no more than four (4) times in any calendar year. Reinvested dividends shall be attributed proportionally to the Shares and will be purchased when the underlying award is exercised. For example, if an original grant of an Option to purchase 500 Shares (after the payment of the exercise price) generated 100 additional Shares on such 500 Shares

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          from reinvested dividends, an exercise of one-fourth of the originally granted Option will result in the purchase (after the payment of the exercise price) of 150 Shares in order to proportionally include the resulting reinvested dividends. A Participant may exercise Options during employment. In addition, upon the Participant's separation from active service due to death, Disability, or Retirement, the Option will remain exercisable for a period of one hundred twenty (120) months following such separation. In the case of termination for cause, the Option will remain exercisable for a period of twelve (12) months following termination. Upon the Participant's separation from service for any reason other than those stated above, the Option will remain exercisable for a period of thirty-six (36) months following termination with exceptions only upon the Board's approval. In addition, all Options granted under the Plan may only be exercised subject to any other terms specified in the Option Agreement and if such terms conflict with the terms of this Plan, the terms of the Option Agreement control.

9. LIMITATIONS ON OPTION DISPOSITION. No Option granted under the Plan or the rights and privileges conferred therewith may be sold, transferred, encumbered, hypothecated or otherwise anticipated by the Participant other than by will or the laws of descent and distribution. Options shall not be made subject to, in whole or in part, the debts, contracts, liabilities, or torts of the Participant, nor shall they be subject to garnishment, attachment, execution, levy or other legal or equitable process. However, a Participant may, upon approval of the Board, transfer by gift any Option or part thereof to a member or members of the Participant's Immediate Family and/or to a trust established for the benefit of the Participant or an Immediate Family member or members, as defined in the Plan, provided such transfer is irrevocable, is made without consideration, and each Option so transferred by the Participant remains subject after transfer to the provisions of the Plan.

10. LIMITATIONS ON OPTION EXERCISE AND DISTRIBUTION. In the event that the listing, registration or qualification of an Option or Shares on any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, or the availability of any exemption therefrom, is necessary as a condition of, or in connection with, the exercise of an Option, then the Option shall not be exercised in whole or in part until such listing, registration, qualification, consent or approval has been effected or obtained. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation or liability to deliver any Shares under the Plan unless such delivery would comply with all applicable laws and all applicable requirements of any securities exchange or similar entity.

11. OPTION FINANCING. Upon the exercise of any Option granted under the Plan, the Participant may instruct the Administrator to sell, withhold

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          or deem to sell a number of Shares otherwise deliverable to the
          Participant and attributable to the exercise of the Option in order to pay the Option Price. The Board may, in its sole discretion, make financing available to the Participant to facilitate the exercise of the Option, subject to such terms as the Board may specify.

12. WITHHOLDING OF TAXES. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes, which it is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Option including, but not limited to, (i) the withholding of the issuance of all or any portion of such Shares until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes,
          (ii) canceling any portion of such issuance in an amount sufficient to reimburse itself for the amount it is required to so withhold, or
          (iii) taking any other action reasonably required to satisfy the Company's withholding obligation.

13. MODIFICATION OF OPTION OR PLAN. At any time and from time to time the Board may execute an instrument providing for the modification, extension, or renewal of any outstanding Option and/or the Plan. No modification shall impair the rights of any Participant with respect to Options previously granted except to the extent necessary to comply with any provision of applicable federal or state laws, or except to the extent necessary to prevent detriment to the Company as so determined by the Board.

14. SUBSTITUTION OF OPTION. If a Participant has been granted an Option to purchase Shares under an Option Agreement, then except as limited by the terms of the Option Agreement, the Participant may direct that the Option be converted into an Option to purchase other Shares in whole percentages and without limitations on frequency of substitution as permitted by the Option Agreement. Such substitution shall only be allowed to the extent that, immediately following the substitution, the difference between the fair market value of the Shares subject to the substituted Option and the Option Price of the substituted Option is no greater than the difference which existed immediately prior to the substitution between the fair market value of the Shares subject to the original Option and the Option Price of the original Option.

15. ADMINISTRATION OF THE PLAN. The Board, in its sole discretion, is authorized to select the Employees who may receive Options. The Board, or the person or persons appointed by the Board to serve as Administrator, shall be the Administrator of the Plan. The Administrator, in its sole discretion, is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to the Options granted under the Plan, to determine the form and content of Options to be issued under the Plan, and to

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          make such other determinations and exercise such other power and authority as may be necessary or advisable for the administration of the Plan. No fee or compensation shall be paid to any person for services as the Administrator (but this does not prevent the payment of salary otherwise payable to an employee of the Company for other services as an employee of the Company). The Administrator in its sole discretion may delegate and pay compensation for services rendered relating to the ministerial duties of plan administration including, but not limited to, selection of investments available under the Plan. Any determination made by the Administrator pursuant to the powers set forth herein is final, binding and conclusive upon each Participant and upon any other person affected by such decision, subject to the claims procedure hereinafter set forth. The Administrator shall decide any question which may arise regarding the rights of Participants and beneficiaries, and the amounts of their respective interests, adopt such rules and to exercise such powers as the Administrator may deem necessary for the administration of the Plan, and exercise any other rights, powers or privileges granted to the Administrator by the terms of the Plan. The Administrator shall maintain full and complete records of its decisions. Its records shall contain all relevant data pertaining to the Participant and his or her rights and duties under the Plan. The Administrator shall have the duty to maintain Account records for all Participants. The Administrator shall cause the principal provisions of the Plan to be communicated to the Participants, and a copy of the Plan and other documents shall be available at the principal office of the Company for inspection by the Participants at reasonable times determined by the Administrator.

16. CONTINUED EMPLOYMENT NOT PRESUMED. Nothing in the Plan or any document describing it nor the grant of an Option via an Option Agreement shall give any Participant the right to continue in employment with the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

17. AMENDMENT AND TERMINATION OF THE PLAN OR OPTION AGREEMENT. The Board, in its sole discretion, may amend, suspend or discontinue the Plan or Option Agreement. No amendment, suspension, or discontinuance shall impair the rights of any Participant except to the extent necessary to comply with any provision of applicable federal or state laws or except to the extent necessary to prevent detriment to the Company as so determined by the Board.

18. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

19. SEVERABILITY OF PROVISIONS. Should any provision of the Plan be determined to be invalid, illegal or unenforceable, such invalidity,

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          illegality or unenforceability shall not affect the remaining provisions of the Plan, but such provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

20. HEDGE OF LIABILITY CREATED BY THE OPTION PLAN. At the sole discretion of the Board, the liability created by the grant of the Options issued pursuant to the Plan may be offset by the Company entering into a hedging transaction. The hedging transaction may consist of the Company purchasing all or part of the Shares subject to the Options issued pursuant to the Plan, at date of grant of the Options or at any time during the Option exercise period.

21. CLAIMS PROCEDURE. In general, any claim for benefits under the Plan shall be filed by the Participant or beneficiary ("claimant") on the form prescribed for such purpose with the Administrator. If a claim for benefits under the Plan is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Administrator within a reasonable period of time after receipt of the claim by the Administrator. The claims procedure shall be as follows:

          (a) Any claimant who is denied a claim for benefits shall be furnished written notice setting forth:

               (i)   The specific reason or reasons for the denial;

               (ii) Specific reference to the pertinent provision of the Plan upon which the denial is based;

               (iii) A description of any additional material or information necessary for the claimant to perfect the claim; and

               (iv) An explanation of the claim review procedure under the Plan.

          (b) In order that a claimant may appeal a denial of a claim, the claimant or the claimant's duly authorized representative may:

               (i) Request a review by written application to the Administrator, or its designate, no later than sixty (60) days after receipt by the claimant of written notification of denial of a claim;

               (ii)  Review pertinent documents; and

               (iii) Submit issues and comments in writing.

          (c) A decision on review of a denied claim shall be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred and twenty (120) days after receipt of a request for review. The decision on a review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.

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22.       DESIGNATION OF BENEFICIARY. A Participant, by filing the prescribed form with the Administrator, may designate one or more beneficiaries and successor beneficiaries who shall be given the right to exercise Options in accordance with the terms of the Plan in the event of the Participant's death. In the event the Participant does not file a form designating one or more beneficiaries, or no designated beneficiary survives the Participant, the Option shall be exercisable by the individual to whom such right passes by will or the laws or descent and distribution.

23. INTENT. The Plan is intended to be unfunded and maintained by the Company solely to provide options to a select group of management or highly compensated employees as such group is described under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA") as interpreted by the U.S. Department of Labor. The Plan is not intended to be a plan described in Sections 401(a) or 457 of the Code. The obligation of the Company to deliver Shares subject to the Options granted under this Plan constitutes nothing more than an unsecured promise of the Company to fulfill such obligations and any property of the Company that may be set aside to permit it to fulfill such obligations under the Plan shall, in the event of the Company's bankruptcy or insolvency, remain subject to the claims of the Company's general creditors until such Options are exercised.












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